Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 7, 2026 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the second quarter ended June 30, 2026 with the following results:

●	Sales of $47.9 million compared to $48.6 million for the 2025 second quarter
●

Gross profit of $13.9 million, or 28.9% of revenue, compared to $11.6 million, or 23.9% of revenue, for the 2025 second quarter; excluding a $1.1 million net IEEPA refund received in the 2026 second quarter, gross margin was 26.6%

●	Operating income of $3.4 million, including one-time costs of $0.9 million, compared to $2.3 million including one-time costs of $0.3 million for the 2025 second quarter
●	GAAP EPS of $0.15 compared to $0.05 for the 2025 second quarter
●	Adjusted EBITDA of $6.1 million compared to $4.1 million for the 2025 second quarter
●	Backlog of $117.5 million compared to $115.1 million exiting the first quarter of 2026

“For the second quarter we delivered a 760-basis point improvement in gross profit margin compared to the first quarter, including the contribution of the net IEEPA refund. This improvement reflects measurable benefits realized to date from our initiatives to address manufacturing inefficiencies along with favorable sales mix. Our Communications Systems business is poised to produce revenue gains as new products move through the capture phase, and continues to expand its opportunity funnel while preparing to launch multiple new products later this year in support of government/defense programs. At the same time, we are advancing a diverse set of product development programs in our Battery & Energy Products business including programs to support water-based defense drone applications. Several of these programs are expected to transition into production later this year while we continue to execute our backlog. These multi-year revenue opportunities combined with our ongoing gross margin improvement initiatives, reinforce our outlook for profitable growth in 2026,” said Mike Manna, President and Chief Executive Officer.

Second Quarter 2026 Financial Results

Revenue was $47.9 million, a decrease of $0.6 million, or 1.3%, as compared to revenue of $48.6 million for the second quarter of 2025. Battery & Energy Products sales decreased 3.7% to $44.2 million compared to $45.9 million last year. The year-over-year decrease reflects a 4.7% decline in commercial sales due to an 8.7% decline in oil & gas and industrial sales offsetting a 7.2% increase in medical battery sales, and a 1.4% decline in government/defense sales due to the shipment of a very large order for an allied country last year. Communications Systems sales increased by 39.3% to $3.8 million compared to $2.7 million for the same period last year. Our total backlog exiting the second quarter was $117.5 million, the highest level in the Company’s history, compared to $115.1 million exiting the first quarter of 2026 and $84.5 million exiting the second quarter of 2025.

Gross profit was $13.9 million, or 28.9% of revenue, compared to $11.6 million, or 23.9% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 28.3%, compared to 23.6% last year, primarily due to favorable product mix and the refund of the IEEPA tariffs in the current period. Communications Systems gross margin was 36.3% compared to 28.4% last year, primarily due to sales mix.

Operating expenses were $10.4 million, compared to $9.3 million for the second quarter of 2025, reflecting an increase in new product development costs related to continued investment in our product offering, and one-time, non-recurring costs of $0.9 million primarily related to litigation expenses incurred for our cyber-insurance claim and the completion of certain consulting costs to help expedite our gross margin improvement. Operating expenses were 21.8% of revenue compared to 19.2% of revenue for the year-earlier period.

Operating income was $3.4 million compared to $2.3 million last year.

Other expense was $0.5 million primarily comprised of interest expense from the financing of our Electrochem acquisition partially offset by the second quarter estimated portion of a refundable tax credit for certain qualifying battery cells and packs we manufacture under the 45X Advanced Manufacturing Production Tax Credit. This compares to $1.1 million for the year-earlier period primarily reflecting the Electrochem acquisition financing and net foreign currency losses.

Net income attributable to Ultralife Corporation was $2.5 million or $0.15 per basic and diluted share on a GAAP basis, compared to $0.9 million or $0.05 per basic and diluted share for the second quarter of 2025.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense and one-time costs not reflective of our ongoing operations, was $6.1 million for the second quarter of 2026, or 12.8% of sales, compared to $4.1 million, or 8.5% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $17.1 million or 9.1% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:00 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register-conf.media-server.com/register/BI4beea58f157a441ba44284b283b1001f. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)

(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash	$6,663	$9,345
Trade Accounts Receivable, Net	34,770	33,948
Inventories, Net	58,745	54,008
Prepaid Expenses and Other Current Assets	6,980	8,500
Total Current Assets	107,158	105,801

Property, Plant and Equipment, Net	39,514	40,397
Goodwill	45,369	45,376
Other Intangible Assets, Net	10,386	10,933
Deferred Income Taxes, Net	10,335	10,494
Other Non-Current Assets	3,395	3,911
Total Assets	$216,157	$216,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$22,601	$17,423
Current Portion of Long-Term Debt	1,750	4,125
Accrued Compensation and Related Benefits	2,930	2,754
Accrued Expenses and Other Current Liabilities	10,074	13,031
Total Current Liabilities	37,355	37,333
Long-Term Debt, Net	42,854	45,526
Deferred Income Taxes, Net	934	1,000
Other Non-Current Liabilities	2,413	2,919
Total Liabilities	83,556	86,778

Shareholders' Equity:
Common Stock	2,110	2,109
Capital in Excess of Par Value	192,983	192,859
Accumulated Deficit	(38,248)	(40,340)
Accumulated Other Comprehensive Loss	(2,846)	(3,141)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	132,507	129,995
Non-Controlling Interest	94	139
Total Shareholders’ Equity	132,601	130,134

Total Liabilities and Shareholders' Equity	$216,157	$216,912

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Revenues:
Battery & Energy Products	$44,189	$45,867	$88,344	$92,188
Communications Systems	3,754	2,694	7,044	7,119
Total Revenues	47,943	48,561	95,388	99,307

Cost of Products Sold:
Battery & Energy Products	31,686	35,032	66,483	69,913
Communications Systems	2,391	1,928	4,929	5,048
Total Cost of Products Sold	34,077	36,960	71,412	74,961

Gross Profit	13,866	11,601	23,976	24,346

Operating Expenses:
Research and Development	3,225	2,318	6,186	4,722
Selling, General and Administrative	7,204	7,027	14,568	13,969
Total Operating Expenses	10,429	9,345	20,754	18,691

Operating Income	3,437	2,256	3,222	5,655

Other Expense	451	1,143	899	2,096
Income Before Income Taxes	2,986	1,113	2,323	3,559

Income Tax Provision	468	243	276	810

Net Income	2,518	870	2,047	2,749

Net (Loss) Income Attributable to Non-Controlling Interest	(25)	(9)	(45)	5

Net Income Attributable to Ultralife Corporation	$2,543	$879	$2,092	$2,744

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.15	$.05	$.13	$.17

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.15	$.05	$.13	$.17

Weighted Average Shares Outstanding – Basic	16,659	16,635	16,658	16,634

Weighted Average Shares Outstanding – Diluted	16,714	16,656	16,703	16,671

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Net Income Attributable to Ultralife Corporation	$2,543	$879	$2,092	$2,744
Adjustments:
Interest Expense, Net	839	992	1,707	2,024
Income Tax Provision	468	243	276	810
Depreciation Expense	1,056	1,008	2,110	1,958
Amortization Expense	268	410	535	815
Stock-Based Compensation Expense	90	235	89	462
Other Non-Recurring Costs	884	326	1,731	518
One-Time Events Impacting Production	-	-	817	-
Severance Cost for Plant Closure	-	-	-	150
Non-Cash Purchase Accounting Adjustment	-	20	-	80
Adjusted EBITDA	$6,148	$4,113	$9,357	$9,561

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

Alliance Advisors IR

Jody Burfening

(212) 838-3777

jburfening@allianceadvisors.com